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                                                                 Exhibit 10 (oo)

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of April 22, 2002, among Epmar Corporation, a California corporation (the "Company"), Quaker Chemical Corporation, a Delaware corporation (the "Purchaser"), Georg and Christel Krause, husband and wife, ("Krause"), Frank E. and Marjorie Ramirez, husband and wife, ("Ramirez"), and the Krause Trust dated July 26, 1988 and restated July 3, 1990 (the "Krause Trust") and the Ramirez Trust dated October 27, 1986 and restated March 2, 2000 (the "Ramirez Trust") (each a "Selling Stockholder" and collectively, the "Selling Stockholders").

                              W I T N E S S E T H :

          WHEREAS, each Selling Stockholder owns the number of shares of Common Stock, no par value per share ("Common Stock") of the Company (collectively "Shares"), set forth in Section 3.2 of the Disclosure Schedule;

          WHEREAS, the Shares collectively represent all of the issued and outstanding shares of capital stock of the Company; and

          WHEREAS, the Selling Stockholders desire to sell, and Purchaser desires to purchase, the Shares on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein, Purchaser, the Company and the Selling Stockholders agree as follows:

                                    ARTICLE 1

                           SALE AND TRANSFER; CLOSING

          1.1 Sale and Transfer of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, as defined in Section
1.3 below, Purchaser will acquire from each such Selling Stockholder, the number of Shares set forth opposite each such Selling Stockholder's name on Section 3.2 of the Disclosure Schedule.

          1.2 Consideration For Shares. In consideration for the transfer of the Shares to Purchaser, upon the terms and subject to the conditions set forth herein:

          (a) Purchaser shall, at the Closing, pay the Selling Stockholders a total of seven million, five hundred thousand dollars ($7,500,000) (the "Purchase Price"), payable by certified or cashier's check, or by wire transfer to an account or accounts designated by the Selling Shareholders, to the Selling Stockholders in proportion to

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their stock ownership in the Company, as set forth in Section 3.2 of the
Disclosure Schedule, five hundred thousand dollars ($500,000) of which shall be placed in Escrow, as provided for in Sections 7.2 (m) and 8.4 herein, and after utilizing any moneys for the benefit of Purchaser, as required therein, the balance shall be payable to the Selling Stockholders, in the proportions described above.

          (b) Concurrently with the Closing, the Purchaser shall cause the Company to repay in full the Company's outstanding shareholder loans in the aggregate amount of $400,000 to Kraus and Ramirez.

          1.3 The Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place as of April 22, 2002, (the "Closing Date") at 12:01 a.m. local time, or at some other time as is mutually agreed to by the parties.

                                    ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES OF

                              SELLING STOCKHOLDERS

          2.1 Representations of Selling Stockholders. Each Selling Stockholder represents and warrants to Purchaser, severally, and not jointly, as follows:

          (a) such Selling Stockholder has complete and absolute beneficial ownership of and record title to such Selling Stockholder's Shares in the amounts listed opposite such Selling Stockholder's name on Section 3.2 of the Disclosure Schedule, free and clear of any and all pledges, adverse claims, liens, encumbrances, charges, options or restrictions against transfer (other than restrictions arising under applicable securities laws);

          (b) such Selling Stockholder has full power and authority to sell, transfer and deliver such Shares and to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

          (c) upon consummation of the transactions contemplated by this Agreement, Purchaser will receive complete and absolute title to the Shares owned by such Selling Stockholder, free and clear of any and all pledges, adverse claims, liens, encumbrances, charges, options or restrictions against transfer;

          (d) there are no options, calls or commitments of any character to purchase or acquire any Shares owned by such Selling Stockholder;

          (e) this Agreement, when executed and delivered, will constitute a valid and legally binding agreement of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms;

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          (f)     neither the execution and delivery of this Agreement nor the consummation by such Selling Stockholder of the transactions contemplated hereby:

                  (i) violates or will violate any statute or law or any rule, regulation, or order of any court or any Governmental Authority (as such term is defined in Section 10.5 below), or

                  (ii) violates or will violate, or conflicts with or will conflict with, or constitutes a default under or will constitute a default under, any contract, commitment, agreement, understanding, arrangement, or restriction of any kind to which such Selling Stockholder is a party or by which such Selling Stockholder is bound;

                  (g) except as described in Section 3.3 of this Agreement, no consent of any Person is necessary for the consummation by such Selling Stockholder of the transactions contemplated hereby;

                  (h) there are no agreements, written or oral, to which such Selling Stockholder is a party with respect to the voting of Shares on any matter; and

                  (i) such Selling Stockholder has not retained any investment banker, broker or finder, except for RSM EquiCo Capital Markets LLC, ("EquiCo"), nor incurred any liability for any brokerage, finders' or bankers' fees or commissions, except to such EquiCo, (all of which shall be paid by the Selling Stockholders), or any other person or entity, in connection with the transactions contemplated by this Agreement, for which the Company or Purchaser will be liable.

                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                            THE SELLING STOCKHOLDERS.

Except as otherwise set forth in written information (the "Disclosure Schedule") attached hereto, the Company, Krause, Ramirez, and each Selling Stockholder, jointly and severally, represent and warrant to Purchaser as follows:

          3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of California, and is duly qualified to do business and is in good standing in the states set forth in
Section 3.1 of the Disclosure Schedule, if any, and is not required to be qualified in any other jurisdiction, and has all requisite power and authority to own, lease and operate its properties, and to carry on its business as now being conducted. The Company has heretofore delivered to Purchaser, or, prior to the Closing will deliver to Purchaser, true and complete copies of the Company's corporate charter and bylaws as currently in effect.

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          3.2     Capital Structure. The authorized capital stock of the Company consists of 5,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding. Section 3.2 of the Disclosure Schedule sets forth a true and complete list of holders of the capital stock of the Company, showing the class and number of shares held by each such stockholder.

          All of the outstanding Common Stock has been issued in compliance with applicable federal and state securities laws. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non assessable, and not subject to preemptive rights created by statute, the Company's Articles of Incorporation, as amended, or Bylaws, or any agreement to which the Company, or any Selling Stockholder, or beneficiary, is a party or is bound.

          3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company, except for a Stock Purchase Agreement dated April 15, 1997, between Krause, Ramirez and the Company, which for purposes of this Agreement and the sale of the Stock, is hereby, or will be, as of the Closing, waived by the parties, including Christel Krause and Marjorie Ramirez, who previously consented to the said Stock Purchase Agreement.

          3.4 Equity Investments. The Company does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity, and has no subsidiary.

          3.5 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, solvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in proceeding at law or in equity). Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement does not or will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to

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loss of a benefit under (a) any provision of the corporate charter or (b) any agreement or instrument, permit, franchise, license, judgment or order, applicable to the Company or its properties or assets. Section 3.5 of the Disclosure Schedule sets forth a full and complete list of all necessary consents, waivers and approvals ("Consents") of third parties applicable to the operations of the Company, that are required to be obtained by the Company in connection with the execution and delivery of this Agreement by the Company and the Selling Stockholders and the performance of their respective obligations hereunder. Prior to the time of the Closing, the Company will use its best efforts to obtain all such Consents.

          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company and the Selling Stockholders of the transactions contemplated hereby.

          3.6 Financial Statements. The Company has furnished to Purchaser its audited Statements of Financial Condition as of November 30, 2001 (the "Company Balance Sheet"), November 30, 2000 and November 30, 1999 and the related statements of operations, and cash flows, for the fiscal years then ended. The Company has furnished Purchaser with unaudited financial statements at and for each monthly period beginning with the monthly period ending December 31, 2001 through March 31, 2002. The financial statements for the years ended November 30, 2001, 2000 and 1999 and for the four month period ended March 31, 2002 are attached hereto as Exhibit H. All such financial statements are hereinafter referred to collectively as the "Company Financial Statements." The Company Financial Statements have been and will be complete, true and accurate in all material respects and prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as noted in the Notes to the Financial Statements, and are and will be in accordance with the Company's books and records, and fairly present the financial position of the Company and the results of its operations as of the date and for the periods indicated thereon. The reserves reflected in the Company Financial Statements for incurred but not yet reported claims make sufficient provision for such liabilities and have been established in accordance with GAAP consistently applied. At the date of the Company Balance Sheet (the "Company Balance Sheet Date") and as of the time of the Closing, the Company had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Company Balance Sheet or the accompanying Notes thereto, except for liabilities and obligations as may have arisen in the ordinary course of business prior to the date of said Balance Sheet and which, in accordance with GAAP consistently applied, would not have been required to be reflected on such Balance Sheet, and except for liabilities incurred in the ordinary course of business since the date of said Balance Sheet which are usual and normal in amount in relation to the Company's past experience. The accruals for taxes reflected on the Company's financial statements for the years ended November 30, 2001, 2000 and 1999 and the interim balance sheet for the period ended March 31, 2002, as delivered to Purchaser,

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are sufficient to provide for all applicable tax liabilities of the
Company for such periods.

          3.7 Business Changes. Since the Company Balance Sheet Date, except as otherwise contemplated by this Agreement or disclosed in Section 3.7 of the Disclosure Schedule, the Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

                         (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or reasonably could be expected to have, a material adverse effect on the condition, business, net worth, assets, prospects, properties or operations of the Company.

                         (b) The Company has not issued, nor authorized for issuance, nor entered into any commitment to issue, any equity security, bond, note or other security of the Company.

                         (c) The Company has not incurred additional debt for borrowed money, nor incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of $10,000 for any single occurrence.

                         (d) The Company has not paid any obligation or liability, nor discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business, and in any event not in excess of $10,000 for any single occurrence.

                         (e) The Company has not declared or made any dividend, payment or other distribution on, or with respect to, any share of capital stock of the Company, except as set forth in Section 5.2 of the Disclosure Schedule.

                         (f) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of the Company.

                         (g) The Company has not mortgaged, pledged, or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens, for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of services or products made in the ordinary and usual course of business and in any event not in excess of $5,000 for any single item or $10,000 in the aggregate.

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                         (h)  The Company has not disposed of, or agreed to
          dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible except in the ordinary course of business.

                         (i) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity. The Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of $5,000 for any single item or $10,000 in the aggregate.

                         (j) The Company has not entered into any transaction or contract involving more than $5,000, or made any commitment to do the same, except in the ordinary and usual course of business.

                         (k) The Company has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 3.16 herein).

                         (l) The Company has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

                         (m) The Company has not effected or agreed to effect any change in its directors, officers or key employees.

                         (n) The Company has not effected or committed itself to effect any amendment or modification in its corporate charter, as amended, or its bylaws.

                         (o) To the knowledge of Krause and Ramirez, no statute has been enacted nor has any rule or regulation been adopted by any Governmental Authority, whose laws apply to the business of the Company which could have an adverse effect on the condition (financial or otherwise), operations, obligations or liabilities of the Company which has not yet been reflected in the operating results of the Company.

          3.8     Properties.

          (a) The Company owns no real property. The Company Balance Sheet reflects all of the real and personal property used by the Company in its business or otherwise held by the Company, except for (x) property acquired or

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disposed of in the ordinary and usual course of the business of the Company since the date of such Balance Sheet, and (y) real and personal property not required under GAAP to be reflected thereon. Except as reflected in the Notes to the Company Balance Sheet, the Company has good and marketable title to all assets and properties listed on the Company Balance Sheet and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes, not yet delinquent, and imperfections, liens, etc. that are immaterial in amount. All of the fixed assets and properties reflected on the Company Balance Sheet or thereafter acquired, are in good working condition and repair for the requirements of the business as presently conducted by the Company, ordinary wear and tear excepted. Attached as Exhibit B is a schedule of all equipment or other capital leases of which the Company is a party.

          (b) The Company is, and at all times has been, in material compliance with all local, state and federal statutes, orders, rules, ordinances and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. "Hazardous Substances" shall mean any pollutant, contaminant, or waste regulated, restricted or prohibited by any law, regulation or ordinance or designated by any Governmental Authority to be hazardous, toxic, radioactive, bio-hazardous or otherwise a danger to health or the environment.

          (c) To the Selling Stockholders' knowledge there are no Hazardous Substances in, under or on the soil, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company. Except as set forth in Section 3 (b) (c) of the Disclosure Schedule, the Company has not discharged any Hazardous Substances on or about such property; and the Company has not discharged any materials at any site being investigated or remediated for contamination or possible contamination of the environment. Based on its own actions, and based on its knowledge, in regard to the action of others: the said properties (i) do not contain and have not previously contained underground storage tanks, (ii) have never been used for the generation, treatment, storage or disposal of any Hazardous Substances in violation of any applicable current or past laws, except as set forth in Section 3.8 (c) of the Disclosure Schedule, (iii) have not had any release of any Hazardous Substances from, on, in, or upon, them, and do not face any risk of contamination of any Hazardous Substance from any nearby property, and (iv) have never been the subject of an environmental audit or assessment, remedial action, or a lien or encumbrance for any environmental problem.

          (d) To the Selling Stockholders' knowledge, there have been no judicial or administrative proceedings or other investigations and there are no judicial or administrative proceedings or other investigations pending or threatened alleging

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violation by the Company of any local, state or federal laws respecting land use, pollution or protection of the environment including, without limitation, laws regulating the use, storage, transportation or disposal of Hazardous Substances; and the Company has not received any notice of any investigation, claim or proceeding against the Company by any individual or Governmental Authority relating to Hazardous Substances and the Company is not aware of any fact or circumstance which would likely involve the Company in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company.

          (e) Section 3.8 (e) of the Disclosure Schedule sets forth a complete list of all real property leased by the Company or under option to purchase by the Company. All such property leased by the Company is held under valid, subsisting and enforceable leases, and the operations of the Company thereon do not violate any applicable building code, zoning requirement or classification, or pollution control ordinance or stature relating to the property or to such operations, and such non-violation is not dependent, in any instance, on so-called, non-conforming use exemption.

          (f) Section 3.8 (f) of the Disclosure Schedule sets forth a complete list of all permits, consents and approvals which the Company is required to have under local, state or federal laws respecting land use, pollution or protection of the environment for the construction of their facilities and/or for the operation of its business. The Company has obtained each and every one of such permits, consents and approvals and is, and at all times have been, in substantial compliance, particularly with respect to correcting conditions set forth in any citations or written warnings, with each and every one of the terms and conditions thereof. Further, all of the listed permits, consents and approvals are in full force and effect, none have been modified, and, to the Selling Stockholders' knowledge, there is no proceeding pending which may result in the reversal, rescission, termination, modification or suspension of any such permit, consent or approval.

          (g) The Company has kept all records and made all filings required by all applicable local, state and federal laws relating to land use, all exposures, emissions, discharges and releases into the environment and the proper use, storage, transportation and disposal of all Hazardous Substances.

          3.9 Receivables. All of the accounts receivable of the Company shown on the Company Balance Sheet or reflected on the accounting records of the Company as of the time of Closing represent or will represent valid and legally enforceable obligations arising from sales actually made in the ordinary and usual course of business and are current and collectible net of the respective reserves shown on the Company Balance Sheet or on the accounting records of the Company as of the time of Closing (which reserves are adequate and calculated consistent with past practice, and in the case of the reserves as of the time of Closing, will not represent a greater percentage of accounts receivable reflected therein). Subject to such reserves, each of the foregoing accounts receivable either has been collected in full or will be

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collected in full, without any setoff, within 90 days from invoice date. If such receivables are not timely so collected, Article 8 shall be applicable, and upon being reimbursed for the amount of such receivables, the Company will assign such unpaid receivables to the Selling Stockholders.

          3.10 Taxes. The Company has duly filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), which returns are accurate and complete, in all material respects, and have paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed, at any time, to be due by, any Governmental Authority with respect to tax periods ending prior to or on the Closing Date. (All such items are collectively referred to herein as "Taxes"). The Company Balance Sheet fully accrues or reserves all current and deferred Taxes. The Company is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any Governmental Authority for the assessment or collection of Taxes. Since November 30, 2001, no liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. The Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past five (5) years has not been included on any consolidated, combined or unitary return with any entity.

          3.11 Increases in Compensation. Except as set forth in Section 3.11 of the Disclosure Schedule, since November 30, 2001 the Company has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect on November 30, 2001, subject to wage increases of less than four percent paid or payable to employees other than officers and directors, nor has the Company effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

          3.12 Compliance with Law. All licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the business of the Company, the absence of which would have a material adverse effect on the operations of the Company ("Permits") are in full force and effect and the Company is not in violation of any Permit. Except as set forth in Section 3.12 of the Disclosure Schedule, the business of the Company has been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of any Governmental Authority.

          3.13 Litigation. Except as set forth in Schedule 3.13 of the Disclosure Schedule, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against the Company, or involving any of

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its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on the Company), and none have been threatened in writing. There are no facts known to the Selling
Stockholders, which, if known to stockholders, customers, or any Governmental Authority or any other Person, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation, which would have an adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of the Company. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company in default with respect to any notice, order, writ, injunction or decree.

          3.14 Executory Contracts. Section 3.14 of the Disclosure Schedule sets forth a complete list of each executory contract and agreement (copies of which have been provided to Purchaser) in the following categories to which the Company is a party, or by which it is bound in any respect, (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $5,000 in any twelve month period; (b) contracts or agreements for the joint performance of work or services, and all other joint venture agreements; (c) management or employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any share; (f) contracts or agreements with agents, brokers, consignees, sale representatives or distributors; (g) contracts or agreements with any director, officer, employee, consultant or stockholder; (h) powers of attorney or similar authorizations granted by the Company to third parties; (i) licenses, sublicenses, royalty agreements and other contracts or agreements to which the Company is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights as defined below; and (j) all non disclosure agreements of which the Company is a party, or beneficiary.

          The Company has not entered into any contract or agreement containing covenants limiting its right to compete in any business or with any Person. As used in this Agreement, the terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

          3.15    No Default.

                  (a) Each of the contracts, agreements or other instruments referred to in Section 3.14 of the Disclosure Schedule is a legal, binding and enforceable obligation against the Company in accordance with its terms, and to the knowledge of the Selling Stockholders, is a legal, binding enforceable obligation of applicable third parties, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and

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the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the Selling Stockholders' knowledge, no party with whom the Company has an agreement or contract is in default thereunder or has breached any terms or provisions thereof, which default or breach would materially adversely affect the benefits to be received by the Company, thereunder.

                  (b) The Company has performed, or is now performing, the obligations of, and the Company is not in default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any contract, agreement, commitment, understanding or arrangement (written or oral) binding upon it or its assets or properties, which default would materially adversely affect the Company. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of the Company, nor has the Company received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligation under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

          3.16    Proprietary Rights.

          (a) Section 3.16 of the Disclosure Schedule sets forth a complete list of all patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by the Company or in which the Company has any rights or licenses, or for which the Company has assigned any of the aforesaid rights to any third persons. The Company is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, such patents, trademarks, trade names, service marks, and copyrights.
Section 3.16 of the Disclosure Schedule sets forth a complete and accurate description of all agreements of the Company with each officer, employee or consultant of the Company, providing the Company with title and ownership to patents, patent applications, trade secrets and inventions developed or used by the Company in it business. All of such agreements so described are valid, enforceable, and legally binding against the Company, and, to the knowledge of the Selling Stockholders, against applicable third parties, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

          (b) The Company owns or possesses licenses or other rights to use all patents, patent applications, trademarks, trademark application, trade secrets, service marks, trade names, copyrights, inventions, drawings designs, proprietary computer programs and software, algorithms, formulae, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in and are necessary to conduct the business of the Company.

          (c) The operations of the Company do not conflict with or infringe, and no one has asserted to the Company that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company with respect to any Proprietary Rights, and none has been threatened against the Company. To the knowledge of the Selling Stockholders, except as set forth in Schedule 3.16 (c), there are no facts or alleged facts, which would serve as a basis for any claim that the Company does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Company as it has been and is now being conducted.

          (d) The Company has delivered to Purchaser, a list of any inter party proceedings before any patent or trademark authority to which the Company is a party, a description of the subject matter of each proceeding and the current status of each proceeding, including, without limitation, interferences, priority contests, oppositions, and protests. To the extent not otherwise included in the foregoing list, the Company will also include in such list any pending applications for reissue or reexamination of a patent.

          (e) The Company has taken reasonable measures to maintain the confidentiality of the processes and formulae, research and development results, computer programs and software and other know-how the value of which to the Company is contingent upon maintenance of the confidentiality thereof.

          (f) With respect to the Proprietary Rights the Company has delivered to Purchaser its best available list of patent applications, trademark applications, and copyright applications specifying as of the date hereof as to each, as applicable:

                  (i) the title of the patent, trademark or copyright constituting such Proprietary Right.

                  (ii) The jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and

                  (iii) material licenses, sublicenses, collaboration, joint development and similar agreements as which the Company or any affiliate is a party.

          The Proprietary Rights on such list are free of any unresolved ownership disputes with respect to any third party and there is no unauthorized use, infringement or misappropriation of any such Proprietary Rights by any third party, including any employee or former employee of the Company.

          3.17 Insurance. Section 3.17 of the Disclosure Schedule sets forth a complete list of all policies of insurance to which the Company is a party or is a beneficiary or named insured. The Company has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. For the period since November 30, 2001, except as set forth in Section 3.17 of the Disclosure Schedule, there were no claims in excess of $5,000 asserted under any of the insurance policies of the Company, including without limitation, the motor vehicle, general liability, professional liability, products liability, and worker's compensation insurance policies of the Company.

          3.18 Bank Accounts. Section 3.18 of the Disclosure Schedule sets forth, and at the time of Closing the Company will update, a true and correct list setting forth the names and addresses of all banks, other institutions and state governmental departments at which the Company has accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of the Company. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

          3.19 Brokers or Finders. Except as set forth in Section 3.19 of the Disclosure Schedule, or as described in Section 2.1 (i) above, neither the Company, nor any of the Selling Stockholders has dealt with any broker or finder in connection with the transactions contemplated by this Agreement. The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.20 Certain Advances. There are no receivables of the Company owing from directors, officers, employees, consultants or stockholders of the Company, or owing by any Affiliate of any director or officer of the Company, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses which are not in excess of $1,000 for any one individual, or $5,000 in the aggregate.

          3.21 Related Parties. Except as set forth in Section 3.21 of the Disclosure Schedule, no officer or director of the Company, or any Affiliate of any such person, has, either, directly or indirectly, (a) an interest in any corporation, partnership, firm or other Person or entity which competes, or potentially will compete, directly or indirectly, with the Company, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company may be bound. For purposes of this Section 3.21, there shall be disregarded any interest which arose solely from the ownership of less than a five percent (5%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

          3.22 Employees and Union Activities. The Company has complied, in all material respects, with all applicable state and federal laws related to employment. None of the employees of the Company are represented by any union or are parties to any collective bargaining arrangement, and, to the Selling Stockholders' knowledge, no attempts are being made to organize or unionize any of the employees of the Company.

          3.23    Employee Benefit Plans.

          (a) Except for the plans and agreements listed in Section 3.23 (a) of the Disclosure Schedule (collectively, the "Plans"), the Company does not maintain or participate in, is not a party to, does not contribute to and is not obligated to contribute to, and has not adopted (whether as sponsor or as a participating company) any legally enforceable benefit plans, program, agreements, policies, commitments or other arrangements (whether or not set forth in a written document) within the following categories:

                  (i)    Any employee pension benefit plan, as defined in
Section 3 (2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including (without limitation) any multi-employer plan, as defined in
Section 3. (37) of ERISA;

                  (ii)   Any employee welfare benefit plan, as defined in
Section 3 (1) of ERISA;

                  (iii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, debenture, supplemental pension, profit-sharing, royalty pool, commission or similar plan or arrangement;

                  (iv) Any plan, program, agreement, policy, commitment or other arrangement relating to severance or termination pay, whether or not published or generally known;

                  (v) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in Section 3 (1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation act of 1984 ("COBRA");

                  (vi) Any plan, program, agreement, policy, commitment or other arrangement relating to loans or other extensions of credit, loan guarantees, relocation assistance or similar benefits;

                  (vii) Any plan, program, agreement, policy, commitment or other arrangement relating to loans or other extensions of credit, loan guarantees, relocation assistance or similar benefits;

                  (viii) Any employment, consulting or termination agreement; or

                  (ix) Any other plan, program, agreement, procedure, policy, commitment, understanding or other arrangement relating to employee benefits, executive compensation, fringe benefits, severance pay, terms of employment or services as an independent contractor.

          (b) The Company has provided to Purchaser complete, accurate and current copies of each of the following:

                  (i) The text (including amendments) of each of the Plans, to the extent reduced to writing;

                  (ii) A description of all material elements of each of the Plans, to the extent not previously reduced to writing;

                  (iii) With respect to each Plan that is an employee benefit plan (as defined in Section 3 (3) of ERISA) the following:

                  (A) The most recent summary plan, description, as described in Section 102 of ERISA;

                  (B) Any summary of material modifications that has been distributed to participants or filed with the U.S. Department of Labor but that has not been incorporated in an updated summary plan description furnished under Subparagraph (A) above; and

                  (C) The annual reports, as described in Section 103 of ERISA, for the most recent three (3) plan years for which an annual report has been prepared (including all schedules and attachments).

                  (iv) Where applicable, the actuarial reports for the two most recent reporting periods for which such a report has been prepared;

                  (v) With respect to each Plan that is intended to qualify under Section 401 (a) of the Code, the most recent determination letter concerning the plan's qualification under Section 401 (a) of the Code, as issued by the Internal Revenue Service and the most recent request for such a determination letter; and

                  (vi) Any handbook, manual, policy statement or similar written guidelines furnished to employees of the Company, excluding any such item that has been superseded by any subsequent handbook, manual, policy statement or similar written guidelines.

          (c) With respect to each plan that is an employee benefit plan (as defined in Section 3 (3) of ERISA) and that is subject to the reporting, disclosure and record retention requirements set forth in Part I of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

          (d) With respect to each Plan that is an employee benefit plan (as defined in Section 3 (3) of ERISA)and that is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six
(6) year period ending on the date hereof:

                  (i) Any act or omission constituting a violation of section 402, 403, 404 or 405 of ERISA; or

                  (ii) Any act or omission that constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or that constitutes a violation of Section 4975 (c) of the Code and is not exempted by Section 4975 (d) of the Code.

          (e) Each Plan that is intended to qualify under Section 401 (a) of the Code meets all requirements for qualification under Section 401 (a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under Section 401 (b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder.

          (f) No Plan that is subject to Section 412 of the Code has incurred any accumulated funding deficiency (as defined in Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan. No amendment to any such Plan is precluded by any waiver, extension or prior amendment described in Section 412 (f) (1) of the Code, and no such waiver has been requested.

          (g) The Company has no liability to the Pension Benefit Guaranty Corporation, to any multi employer plan (as defined in Section 4001 (a) (3) of ERISA) or to any trustee under subtitles D or E of ERISA. No event has occurred that, with the giving to notice under Sections 4063 and 4219 of ERISA, would result in such liability.

          (h) All contributions, premiums or other payments due from the Company to (or under) any Plan have been fully paid or adequately provided for on the Company Balance Sheet. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

          (i) Each Plan complies with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder, (C) the health care continuation provisions of COBRA and
(D) any other applicable law.

          (j) There is no pending or threatened litigation relating to any Plan.

          (k) No payment, benefit, right or entitlement under any Plan or any arrangement with any current or former officer, employee or independent consultant of the Company, for which the Company established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement (either alone or in combination with the occurrence of any additional acts or events).

          (l) No payment made to any employee, officer, director or independent contractor of the Company (the "Recipient" ) pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Company because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will the Company be required to compensate any Recipient because of the imposition of an excise tax (including any interest of penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

          (m) The Company has provided Purchaser with its best estimate of the unfunded liability for retiree life and medical benefits for current or former employees of the Company, together with a description of the assumptions used in estimating such liability. The Company has the right to modify or terminate such benefits at any time and in any respect, with regard to both former employees and active employees.

          (n) Except as disclosed in Section 3.23 (n) of the Disclosure Schedule, the Company has made no commitment, plan or agreement ,whether legally binding or not, to create any additional benefit plan or to modify or change any existing benefit plan, unless required by applicable law.

          (o) Except as set forth in Section 3.23 (o) of the Disclosure Schedule, no former employee or dependent of a former employee of the Company is receiving or is entitled to elect receive continued health care coverage under COBRA.

          3.24    Employees.

          (a) Section 3.24 (a) of the Disclosure Schedule sets forth the following information for each employee, officer or director of the Company, including, without limitation, each employee on leave of absence or layoff status: name; job title; date of hire; current compensation paid or payable and showing any change in compensation since November 30, 2001; and vacation accrued at November 30, 2001. To the Selling Stockholders' knowledge, no employee, officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including, without limitation, any confidentiality, non competition or proprietary rights agreement between such employee, officer or director and any other entity or Person ("Proprietary Rights Agreement") which in any way adversely affected, affects or will affect, (a) the performance of his duties as an employee or director of the Company or (b) the Company or (c) the ability of the Company to conduct its business. Except as disclosed in
Section 3.24 (a) of the Disclosure Schedule, to the best knowledge of the Company no director, officer or other key employee of the Company intends to terminate his employment with the Company. The Company has no obligation to make any payments to, or confer any other benefits, employees, officers or directors of the Company as a result of the transactions contemplated hereby.

          (b) Section 3.24 (b) of the Disclosure Schedule sets forth the following for each retired employee or director (or their dependents or beneficiaries) of the Company receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

          3.25 Inventory. The inventory of the Company is of good, usable and merchantable quality. Except as set forth in Section 3.25 (a) of the Disclosure Schedule, such inventory does not include obsolete or discontinued items except to the extent reserved against on the Company Balance Sheet, and, in the opinion of the Company, such reserve is reasonable in amount and is established in a manner and in an amount consistent with previous reserves provided for in the Company's previous financial statements. Except as set forth in Section 3.25 (b) of the Disclosure Schedule, on the basis of the Company's experience, such inventory does not include supplies of finished goods, raw materials or promotional materials in excess of the requirements for one year. The products manufactured by the Company, as finished goods, and included in inventory, as of the Closing Date, are free of defects materially affecting their principal functions and economic value.

          3.26 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to Purchaser pursuant to this Agreement, or have been requested by Purchaser as part of its due diligence, including those set forth in Exhibit J, have been furnished to Purchaser. All such documents furnished to Purchaser are true and correct copies, and there are no amendments or modifications thereto that have not been disclosed to Purchaser. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of the Company.

          3.27 Full Disclosure. Any information contained in the Disclosure Schedule referred to in this Agreement, at any time prior to the time of the Closing, and all information furnished to Purchaser under Exhibit J, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact, necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to the Company and each Selling Stockholder as follows:

          4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Authority. Purchaser has all requisite corporate power and authority toenter into this agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

          4.3 No Conflicts. Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement does not or will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (a) any provision of the corporate charter or (b) any agreement or instrument, permit, franchise, license, judgment or order appplicable to the Purchaser.

                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          During the period from the date of this Agreement and continuing until the Closing, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing) that:

          5.1 Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course, including the payment of all state and federal taxes, in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use its best efforts to preserve intact its present business organization, will use its best efforts to keep available the services of its present officers and key employees, and will preserve its relationship with present and potential customers, providers and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the time of the Closing.

          5.2 Dividends; Changes in Stock. The Company shall not, and shall not propose to, (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, if such dividend or distributions would cause the Company to violate the Company Balance Sheet requirements set forth in
Section 7.2 (l) hereof, and unless such dividend or distribution is set forth in
Section 5.2 of the Disclosure Schedule, (b) split, combine or reclassify any of its securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Company or (c) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.

          5.3 Issuance of Securities. The Company shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

          5.4 Governing Documents. The Company shall not amend its corporate charter or bylaws.

          5.5 No Other Bids. Neither the Selling Stockholders, Krause, Ramirez, the Company, nor any of its directors, officers or agents, will, directly or indirectly, solicit or initiate or encourage any discussions or negotiations with, , or participate in any negotiations with, or provide any information to or otherwise cooperate in any other way with, any corporation, partnership, Person or other entity or group (other than Purchaser) concerning any merger, sale of substantial assets, sale of shares of capital stock, of the Company or any division of the Company or control thereof. Purchaser shall be promptly notified in writing by the Company, Krause, Ramirez, or a Selling Stockholder, of any of the events referred to in this Section 5.5, including a summary of the terms of any other bid received by the Company or by any Selling Stockholder.

          5.6 No Acquisitions. The Company shall not (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (b) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with prior practice.

          5.7 No Dispositions. The Company shall not lease or otherwise dispose of any of its assets, individually or in the aggregate, except in the ordinary course of business consistent with prior practice.

          5.8 Indebtedness. The Company shall not incur any indebtedness for borrowed money.

          5.9 Benefit Plans, Etc. The Company shall not adopt or amend in any material respect any collective bargaining bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor enter into or amend any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agree to do any of the foregoing, other than as provided in this Agreement.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

          6.1 Access to Information. The Company shall afford to Purchaser and shall cause its independent accountants to afford to Purchaser and Purchaser's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the time of the Closing Date to the Company's properties, books, including minute book and stock ledger book, contracts, commitments and records, and to Purchaser's independent accountants reasonable access to the audit work papers and other records of the Company's accountants. During such period the Company shall use reasonable efforts to furnish promptly to Purchaser a copy of all information concerning the business, properties and personnel of the Company as Purchaser may request. If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such information to the extent it is written, as may reasonably be requested. At the Closing, and thereafter, the Company shall furnish Purchaser, or its designated representatives, with details regarding all formulae, formulation information, processes and technology used by the Company in the conduct of its business.

          6.2 Legal Conditions to the Transactions. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby, and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with such transactions. Each party will take all reasonable actions to obtain (and to cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party or its subsidiaries (or by the other party) in connection with the taking of any action contemplated thereby or by this Agreement.

          6.3 Communications. Between the date hereof and the time of the Closing, no party will furnish any communication to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement, without the prior approval of the other party as to the content thereof, which approval shall not be unreasonably withheld, and subject to each party's compliance with applicable law or stock exchange requirements.

          6.4 Agreements Regarding Company Stock. In consideration for the execution of this Agreement by Purchaser each of the Selling Stockholders hereby agrees not to sell, assign, pledge, hypothecate, make gifts of or in any manner whatsoever dispose of or encumber any of such Selling Stockholder's shares of Common Stock.

          6.5 Update to Disclosures. Without limiting Purchaser's right to rely on the and warranties as of the date of this Agreement, the Company shall provide Purchaser with updates to the disclosures provided or made available to Purchaser as to facts which arise between the date of this Agreement and the time of the Closing and which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Article 3 true and correct as of the date of this Agreement.

          6.6 Good Faith. Each party shall act in good faith in an attempt to cause to be satisfied all the conditions precedent to its obligations and those of the other parties to this Agreement over which it has control or influence Each party will act in good faith and take all reasonable action within its capability necessary to render accurate as of the time of the Closing its representations and warranties.

          6.7 Representations. The Company, Krause, Ramirez, and the Selling Stockholders shall not be deemed to have made to Purchaser any representation or warranty other than as expressly made in Articles 2 and 3 hereof. Without limiting the generality of the foregoing, and notwithstanding any other representations or warranties set forth in Articles 2 and 3, the Company, Krause, Ramirez and the Selling Stockholders make no representation or warranty to Purchaser with respect to:

                  (a) any projections, estimate or budgets heretofore delivered or made available to Purchaser of future revenues, expenses or expenditures, (including, without limitation, those contained in any Confidential Information Memorandum circulated in connection with the Seller's solicitation of indications of interest in acquiring the Company (the "Confidential Memorandum");

                  (b) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company ( including the Confidential Memorandum), except as expressly covered by a representation and warranty contained in Articles 2 and 3 hereof.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

          7.1 Conditions to Obligations of the Selling Stockholders, etc. The obligations of each Selling Stockholder, Krause, Ramirez and the Company to effect the transactions contemplated to occur at the Closing shall be subject to the satisfaction on or prior to the time of such Closing of the following conditions, unless waived in writing by each Selling Stockholder:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement, and as if made at and as of the time of the Closing, except as otherwise contemplated by this Agreement, and at the time of the Closing the Company shall have received a certificate signed by an officer of Purchaser to such effect.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed all obligations required to be performed by it under this Agreement prior to the time of such Closing, and the Company shall have received a certificate signed by an officer of Purchaser to such effect.

                  (c) No Proceeding or Litigation. No order actually restraining, preventing or changing this Agreement or the transactions contemplated hereby shall have been entered by any court or Governmental Authority.

          7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser (but no other party to this Agreement) to effect the transactions contemplated to occur at the Closing are subject to the satisfaction on or prior to the time of such Closing of the following conditions, unless waived in writing by Purchaser:

                  (a) Representations and Warranties. The representations and warranties of the Company, Krause, Ramirez, and the Selling Stockholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the time of such Closing, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate or certificates signed by the chief executive officer and chief financial officer of the Company to such effect, with respect to the representations and warranties of the Company.

                  (b) Performance of Obligations of the Company and Selling Stockholders. Each Selling Stockholder, Krause, Ramirez, and the Company shall have performed all obligations required to be performed by it under this Agreement prior to the time of the Closing, and, at the time of the Closing, Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect, with respect to the obligations of the Company, together with the stock certificates previously issued to the Selling Stockholders, together with assignments executed by each of the Selling Stockholders in blank.

                  (c) Opinion of Counsel. Purchaser shall have received an opinion, dated the Closing Date, of counsel to the Company, in a form acceptable to Purchaser.

                  (d) No Adverse Change. Since the date of this Agreement there shall have been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or could be expected to have an adverse effect on the financial condition, business, or operations of the Company.

                  (e) No Proceeding or Litigation. No order actually restraining, preventing or changing this Agreement or the transactions contemplated hereby, shall have been entered by any court or Governmental Authority.

                  (f) Non-Compete Agreements. Krause and Ramirez shall have executed and delivered to Purchaser a Covenant Not To Compete in the forms attached hereto as Exhibits D and E, respectively.

                  (g) Consulting Agreements. Krause and Ramirez shall have executed and delivered to Purchaser a Consulting Agreement in the forms attached hereto as Exhibits F and G, respectively.

                  (h) Resignations. The Selling Stockholders shall have caused to be delivered to Purchaser and the Company the written resignation of all officers and directors of the Company.

                  (i) Consents; Customer Agreements. All Consents shall have been obtained and be in form and substance satisfactory to Purchaser. The Purchaser shall have met with all of the Company's top four (4) customers and received satisfactory assurance that such customers intend to continue to purchase products of the Company after the Closing. Set forth in Exhibit D is a list of such customers.

                  (j) Closing Certificates. Purchaser shall have received from the Company a certificate of the Secretary of the Company and other customary closing documents all in form reasonably satisfactory to Purchaser.

                  (k) Landlord Assurances. The Landlord to all of the Company's leased real property, as described in Section 3.8 (e) of the Disclosure Schedule, shall have given the necessary consent to the proposed sale of the Shares, or agreed to enter into new leases with the Company, so that the leases of the leased property will not be in default, and shall have given Purchaser satisfactory assurances that the Landlord will not unreasonably withhold consent to any future assignments or subleasing of the said real property, by the Company. However, Purchaser has furnished Selling Stockholders with a letter, a copy of which is attached as Exhibit A, setting forth Purchaser's intentions with regard to a possible relocation of the business and Purchaser's commitment thereunder shall survive the Closing.

                  (l) Company Balance Sheet Requirements. The Company Balance Sheet, as adjusted, based on generally accepted accounting practices, as of the Closing, shall show the following:

                  (i) An estimated "Net Worth ", or "Stockholders' Equity", of $800,000 or greater.

                  (ii) Estimated Working Capital of not less than $893,000. "Working Capital" shall mean cash, securities, receivables, Company deposits, inventory and other liquid current assets, less current liabilities, such as accounts payable, accrued liabilities, including taxes that will become due as a result of the Company's conduct of business for the tax period ending as of the Closing Date, customer deposits and deferred billings.

                  (iii)  Loans from officers not exceeding $400,000.

                  (iv)   the Company has no long term liabilities.

                  (v) The asset/liability described as "Investment in Partnership" shall have been assigned by the Company to the Selling Stockholders.

                  (m) Escrow Agreement. On or before Closing, the Selling Stockholders, Krause, Ramirez, the Company, the proposed Escrow Agent, as defined below, and the Purchaser shall execute an Escrow Agreement, substantially in the form attached hereto as Exhibit I, under which five hundred thousand dollars, ($500,000) of the Purchase Price (the "Escrow Funds") shall be delivered to a mutually acceptable escrow agent (the "Escrow Agent") to hold for fifteen (15) months, from the date of Closing to be applied to any claims asserted by Purchaser, pursuant to the Indemnification provisions of Article 8 hereof. All money held in such Escrow Arrangement shall bear 6% interest per annum, payable, to the extent that funds shall not earn 6/% interest, by Purchaser, and the balance of funds, including interest, not applied to claims of Purchaser shall be delivered in the manner set forth in Section 1.2 (a), to the Selling Stockholders within fifteen (15) months of the date of Closing.

                  (n) Employment Agreements. Purchaser will have entered into employment agreements or other arrangements with all key employees of the Company that Purchaser requires for the continuation of the business of the Company after Closing.

                  (o) Epmar Lease. As of the Closing, the Company will have given written evidence that it purchased for one dollar ($1) and received good title to all assets set forth in Exhibit J hereto, which were previously leased to the Company by Epmar Lease, a partnership of the Selling Stockholders, and the Company will not have any liability to a partnership related to the Selling Stockholders, as described in the Financial Statement of the Company.

                  (p) Documents. As of the Closing, the Purchaser shall have received from the Company the following documents:

                  (i) a certificate of existence and good standing of the Company, from the Secretary of State of California and a certificate of tax good standing of the Company from the Franchise Tax Board of the State of California.

                  (ii) a true and complete copy of the articles of incorporation of the Company and all amendments thereto certified by the State of California;

                  (iii) a true and complete copy of the bylaws of the Company certified by the President of the Company;

                  (iv) a certificate from the President of the Company that the articles of incorporation of the Company have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the articles of existence specified in subsection (i) above, that would adversely affect such entity's corporate existence or good standing.

                  (v) a true and complete copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby by the Company and the Selling Stockholders, certified by the President of the Company and

                  (vi) a certificate from the President of the Company as to the incumbency and signatures of the Company's officers who will execute documents at the Closing or who have executed this Agreement; and

                  (vii) a waiver by Georg Krause, Frank E. Ramirez, Christel Krause and Marjorie Krause of the terms of the Stock Purchase Agreement dated April 15, 1997.

                  (q) U.C.C.Filings. The Purchaser shall have received from the Company or the Selling Stockholders the results of a search of all filings made against the Company under the Uniform Commercial Code as in effect in California, indicating that the Company's assets are free and clear of any liens or encumbrances or as set forth in the Company Balance Sheet, or in Section 7.2 of the Disclosure Schedule.

                                    ARTICLE 8

                                 INDEMNIFICATION

          8.1 Indemnification by the Company, Krause, Ramirez, and the Selling Stockholders. Each Selling Stockholder, Krause, Ramirez, and the Company (the latter only in the event the transactions contemplated hereby do not close), agree to defend and indemnify Purchaser (and, after the time of the Closing, the Company), and their respective Affiliates, directors, officers, stockholders, employees, agents, successors and assigns (collectively, "Purchaser's Indemnified Persons"), against and hold each of them harmless from any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity ("Indemnifiable Damages") which any of the Purchaser's Indemnified Persons may suffer or incur by reason of any of the following: (i) the inaccuracy or breach of any of the representations, warranties and covenants of the Company or such Selling Stockholder contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; and (ii) any claim made by any Person (including any Governmental Authority) relating to or arising out of transactions, events, acts or omissions of or by the Company prior to the Closing that is not adequately accrued or otherwise reflected on the Company Balance Sheet, other than liabilities, and obligations as may have arisen prior to the date of said Balance Sheet and which under GAAP would not have been required to be reflected on such Balance Sheet, and other than liabilities of the Company which are incurred after the date of such Company Balance Sheet in the ordinary course of its business, which are usual and normal in amount, in relation to the Company's past experience.

          8.2 Indemnification by Purchaser. Purchaser shall, as to those representations warranties, covenants and agreements, which are herein made or agreed to by Purchaser, indemnify and hold harmless each Selling Stockholder, Krause and Ramirez, and (prior to the time of the Closing), the Company and its respective Affiliates, directors, officers, employees, agents, successors and assigns (collectively, the "Company's Indemnified Persons"), against and hold each of them harmless from any and all Indemnifiable Damages which any of the Company's Indemnified Persons may suffer or incur by reason of the inaccuracy or breach of any of the representations, warranties or covenants of Purchaser contained in this Agreement.

          8.3 Notice and Defense of Third Party Claims. If any action, claim or proceeding shall be brought or asserted under this Section 8.3 against an indemnified party or any successor thereto (the "Indemnified Person), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person, unless both the Indemnified Person and the Indemnifying Person are named parties and the Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person. Anything in this Article 8 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes, as an unconditional term thereof, the release by the claimant or the plaintiff, of the Indemnified Person from all liability in respect of such action, claim or proceeding.

          8.4 Escrow Funds. In the event that the Indemnifying Person becomes liable to the Purchaser, as an Indemnified Person, pursuant to this
Article 8 and, within ten (10) days from the date that the Indemnifying Person receives notice from the Purchaser, as the Indemnified Person, of an action or claim, including any claim under Sections 8.1 or 8.3, the Indemnifying Person fails to provide for or satisfy such liability, the Purchaser, shall, subject to the terms of the Escrow Agreement, be entitled to have the Escrow Agent pay from, or otherwise apply all or some of, the Escrow Funds held by such Escrow Agent pursuant to the Escrow Agreement and, upon exhaustion of such Escrow Funds, held by the Escrow Agent, the Indemnified Person, including Purchaser, shall be entitled to proceed against the Indemnifying Person, as provided in this Article 8.

          8.5 Payment by Indemnifying Party. Any payment made by Selling Stockholders, Krause or Ramirez, with respect to their indemnification obligations hereunder, whether paid directly or out of escrow funds, shall conclusively be deemed a reduction of the Purchase Price.

          8.6 Indemnification is Exclusive Remedy. The parties agree that following the Closing, Purchaser's exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, except for fraud or intentional misrepresentations, shall be pursuant to the indemnification provisions set forth in this Article 8.

          8.7 Restrictions. Notwithstanding anything in this Article 8 to the contrary, the Selling Stockholders' obligations to provide indemnification to an Indemnified Person, shall, in all cases, except for any and all tax liabilities that may be imposed upon the Company relating to operations through the Closing Date, terminate three (3) years from the Date of Closing, shall not exceed two million dollars ($2,000,000) and shall not be due and payable unless and until Purchaser shall have accumulated aggregate claims of $25,000, at which time all claims subject to the above restrictions shall be payable.

                                    ARTICLE 9

                              Post Closing Actions

          9.1 Tax Reporting. Immediately after the Closing, the Company shall close its books as of the Closing Date; shall, within the period prescribed by law, prepare and file State and Federal tax returns for the tax period from December 1, 2001 to Closing (the "Stub Period"); and shall elect to switch its tax reporting from a fiscal year ending November 30, to a calendar year end. The Selling Stockholders shall pay, in a timely manner, any tax due for the Stub Period as shown on such return. The Selling Stockholders on the one hand and the Company or the Purchaser on the other hand shall each pay one half of the professional fees and costs of preparing and filing the return for the Stub Period. Following the end of the 2002 calendar year, the Company shall prepare and file, in a timely manner, State and Federal tax returns for the calendar tax year beginning the day after the Closing (the "Subsequent Period"). Any taxes due for such Subsequent Period shall be the responsibility of the Company and not of Krause, Ramirez or the Selling Stockholders. If it shall be determined upon completion of an audit by the Internal Revenue Service or any applicable state taxing authority (and the expiration of any applicable appeal period), or following the dispute resolution procedures set forth in the Escrow Agreement, to the extent that such Agreement is still in effect, that the taxes actually due for any tax period, up to and including the Stub Period, exceeds the taxes paid or provided for, an amount equal to such excess tax liability (the "Excess Tax Liability") shall be returned to Purchaser from the Escrow Funds held by the Escrow Agent, pursuant to Section 7.2 (m). If the Escrow Funds shall be exhausted, then Purchaser shall proceed as provided in Article 8 hereof. If any tax refund is due with respect to any such period, such refund shall be paid to the Selling Stockholders. Any amounts payable to or payable by the Selling Stockholders under this Section 9.1 shall be allocated between them in proportion to their ownership of the Shares (55% to the Krause Trust and 45% to the Ramirez Trust) (provided that Krause, Ramirez and each Selling Stockholder shall, notwithstanding the foregoing provision, continue to be jointly and severally liable for the Company's Excess Tax Liability for any period up to and including the Stub Period and for the representations and warranties set forth in Section 3 hereof).

                                   ARTICLE 10

                                     GENERAL

          10.1 Survival of Representations. All representations, warranties and agreements made by any party to this agreement or pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of any party hereto.

          10.2 Further Assurances. From time to time (whether at or after the time of the Closing), at the request of Purchaser, and without further consideration, and at their own expense, the Company, Krause, Ramirez and the Selling Stockholders will execute and deliver to Purchaser such other documents, and take such other action, as Purchaser may reasonably request in order to consummate the transactions contemplated hereby.

          10.3 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          10.4 Specific Performance. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance and the parties each expressly waive the defense that a remedy in damages will be adequate and expressly waive any requirement in an action for specific performance for the posting of a bond by the adverse party or parties.

          10.5    Definitions.

                  a) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person specified.

                  (b) "Claims" means any and all actions ,causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, notes, bills, specialties, covenants, contracts, controversies, variances, trespasses, damages, judgments, executions, claims (including without limitation, claims for indemnity, contribution, costs or attorneys'
          fees), demands and any and all proceedings whatsoever, whether in law, equity or otherwise.

                  (c) "Company Entities" means the Company and its Affiliates and their respective officers, directors, employees, attorneys and agents, in their capacities as such.

                  (d) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company trust, estate, unincorporated organization, Governmental Authority or other entity.

                  (e) "Governmental Authority" means any domestic or foreign national, state, municipal or other local government or multi-national body, and subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

          Other capitalized terms used herein and not defined in this Section
          11.5 have the meanings ascribed to them elsewhere in this Agreement.

          10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by fax, or by courier service, to the addresses listed in Annex A hereto or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

          10.7 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

          10.8 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

          10.9 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

          10.10 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

          10.11 Incorporation of Exhibits and the Disclosure Schedule. All Exhibits and the Disclosure Schedule attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.12   Governing Law; Venue; Service.

                  (a) This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles).

                  (b) This Agreement shall be deemed to have been made in the State of California. As part of the consideration for signing this Agreement, the parties to this Agreement (including each of the Selling Stockholders) agree that all actions or proceedings arising directly or indirectly from this Agreement shall be litigated only in courts having situs within the State of California and the parties consent to be subject to personal jurisdiction in any local, state or federal court located in the State of California.

          (This portion of the page is intentionally left blank).

          10.13 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements, understandings and communications relating to such subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter hereof which are not expressly set forth herein or therein, and no party has been induced to enter into this Agreement except by the agreements expressly contained herein and therein.

                  IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, each of the Selling Stockholders has signed this Agreement by its respective, authorized representatives, and Krause and Ramirez have signed this Agreement, all as of the date first above written.


                                        THE COMPANY

                                        EPMAR CORPORATION
                                        A California corporation


                                        By /s/ Georg Krause
                                          --------------------------------------
                                        Georg Krause, President

                                        THE PURCHASER

                                        QUAKER CHEMICAL CORPORATION,
                                        a Delaware corporation.


                                        By /s/ Michael F. Barry
                                          --------------------------------------
                                        Michael F.Barry, President

                                        SELLING STOCKHOLDERS

                                        The Krause Trust dated July 26, 1988,
                                        and restated July 3, 1990


                                        By /s/ Georg Krause
                                          --------------------------------------
                                        Georg Krause,Trustee

                                        By /s/ Christel Krause
                                          --------------------------------------
                                        Christel Krause, Trustee

                                        The Ramirez Trust dated
                                        October 27, 1986, and restated
                                        March 2, 2000


                                        By /s/ Frank E. Ramirez
                                          --------------------------------------
                                        Frank E. Ramirez, Trustee


                                        By /s/ Marjorie Ramirez
                                          --------------------------------------
                                        Marjorie Ramirez, Trustee

                                            /s/ Georg Krause
                                           -------------------------------------
                                           Georg Krause

                                             /s/ Christel Krause
                                           -------------------------------------
                                           Christel Krause

                                             /s/ Frank E. Ramirez
                                           -------------------------------------
                                           Frank E. Ramirez

                                             /s/ Marjorie Ramirez
                                           -------------------------------------
                                           Marjorie Ramirez

                              ANNEX A: NOTICE

                              To the Purchaser:

                              Quaker Chemical Corporation
                              Elm and Lee Streets
                              Conshohocken, PA 19428-0809
                              Fax  No. (610) 832-4494
                              Attention:  Robert T. Traub, Esq.

                              With a copy to:

                              A C Products, Inc.
                              172 East La Jolla Street
                              Placentia, CA 92670
                              Fax No. (714) 666-8031
                              Attention:  Joseph Matrange, President

                              To the Company:

                              Epmar Corporation
                              13210 Barton Circle
                              Santa Fe Springs, CA 90670
                              Fax No.  (562) 944-9958

                              Attention:  Joseph Matrange, President

                              To the Selling Stockholders:

                              Georg and Christel Krause, Trustees
                              137 Newcastle Dr.
                              Whittier, California 90605
                              Fax No. (562) 947-9421

                              Frank E. and Marjorie Ramirez, Trustees
                              8712 La Entrada
                              Whittier, California, 90605
                              Fax  No.

                              To George and Christel Krause:

                              137 Newcastle Dr.
                              Whittier, California 90605
                              Fax No.(562) 947-9421

                              To Frank E. and Marjorie Ramirez:

                              8712 La Entrada
                              Whittier, California 90605
                              Fax No.